UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 4, 2006

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road, Avon, Colorado		81620
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On May 8, 2006, Vail Resorts, Inc. (the "Company") announced that Keith Fernandez had been named the President and Chief Operating Officer of its wholly-owned subsidiary, Vail Resorts Development Company ("VRDC"), effective as of June 1, 2006. A copy of the press release announcing Mr. Fernandez's appointment as VRDC's President and Chief Operating Officer is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with VRDC's appointment of Mr. Fernandez, VRDC and Mr. Fernandez entered into an employment agreement, dated as of May 4, 2006 (the "Employment Agreement"), that provides for, among other things, the following:

· a starting base salary of $400,000 annually;

· an employment commencement bonus of $250,000;

· participation in the Management Incentive Plan for Corporate Executives commencing in fiscal 2007 with a target annual bonus of up to 50% of his base salary;

· participation in a to be established Real Estate Long Term Incentive Program with a target five-year payout of $2,250,000; provided, that the target payout in any particular year may be higher or lower than $450,000;

· upon commencement of employment, a grant of the Company's stock-settled stock appreciation rights having an initial grant value of $250,000 that shall vest in equal yearly installments over a period of three years;

· upon commencement of employment, a grant of shares of restricted stock of the Company having an initial grant value of $250,000 that shall vest in equal yearly installments over a period of three years;

· benefits of membership in certain clubs owned or managed by the Company; and

· reimbursement for certain relocation , legal, travel and business-related expenses of a minimum of $100,000.

The term of the Employment Agreement commences on June 1, 2006 and continues through April 30, 2008 unless earlier terminated. The Employment Agreement also provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 120 days prior to the then-current scheduled expiration date.

The Employment Agreement provides that upon (i) the giving of notice of non-renewal by VRDC or termination by VRDC without cause or (ii) termination by Mr. Fernandez for good reason, Mr. Fernandez is entitled to receive certain benefits so long as he has executed a release in connection with his termination. Such benefits include: (a) payment of Mr. Fernandez's then current base salary through his final date of employment, (b) one year of then current base salary payable in a lump sum, (c) a prorated bonus (provided that performance targets are met) for the portion of VRDC's fiscal year through the effective date of the termination or non-renewal, (d) any fully vested stock appreciation rights and restricted shares of the Company, and (e) one year's COBRA premiums for continuation of health and dental coverage, adjusted for potential increases or decreases in premiums. Mr. Fernandez is also entitled to certain benefits upon termination of his employment as a result of death or disability.

If Mr. Fernandez is terminated for cause or he terminates his employment without good reason, he is entitled to receive only his then current base salary through the date of such termination and any fully vested stock appreciation rights and restricted shares of the Company. Further, Mr. Fernandez is required to reimburse his entire employment commencement bonus and amount of relocation assistance provided by the VRDC if he terminates his employment without good reason prior to the first anniversary of his employment commencement date.

The Employment Agreement also contains a non-competition provision and a non-solicitation of employees provision that become effective as of the date of Mr. Fernandez's termination of employment and that continue for one year thereafter.

In the Employment Agreement, VRDC agrees that it will indemnify and hold Mr. Fernandez harmless in connection with legal proceedings seeking to impose liability on him in his capacity as a director, officer or employee of the Company, its subsidiaries or affiliates to the fullest extent permitted under the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company and the Certificate of Incorporation and Bylaws of VRDC. Mr. Fernandez is also entitled to coverage under the Directors and Officers Liability Insurance program to the same extent as other senior executives of the Company, its affiliates and subsidiaries.

The foregoing description of Mr. Fernandez's Employment Agreement is qualified in its entirety by reference to the agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 4, 2006, between Keith Fernandez and Vail Resorts Development Company.
99.1	Press release, dated May 8, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2006		Vail Resorts, Inc.

	By:	/s/ Martha D. Rehm
Martha D. Rehm
Executive Vice President and General Counsel